Exhibit 99.1

Contacts:	Paul Laland
650.228.1811 (office)

Nina Ferrari
415.264.8796 (mobile)

NOVACEA REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

South San Francisco, CA, August 10, 2006 - Novacea, Inc. (Nasdaq: NOVC) today reported financial results for the second quarter of 2006. The net loss for the second quarter of 2006 was $7.4 million, or $0.60 per share. As of June 30, 2006, cash, cash equivalents and marketable securities totaled $76.9 million.

“The second quarter featured important milestones for Novacea, including our initial public equity offering resulting in gross proceeds of $44.9 million.” said Brad Goodwin, chief executive officer of Novacea. “At this year’s American Society of Clinical Oncology (ASCO) Annual Meeting, both DN-101 and AQ4N were featured in several oral and poster presentations. As part of our ongoing clinical program for DN-101, we also announced in June preliminary data on non-small cell lung cancer from a Phase 1/2 trial. In support of our ASCENT-2 trial for DN-101 in androgen-independent prostate cancer (AIPC), we have been active in initiating clinical trial sites and enrolling patients in the United States and Canada. We look forward to starting new clinical trials with oral vinorelbine and AQ4N during the second half of 2006.”

Financial Results: Three and six months ended June 30, 2006

Total research and development (R&D) expenses for the second quarter of 2006 were $5.5 million, compared to $3.1 million for the same period in 2005. Total R&D expenses for the six months ended June 30, 2006 were $12.1 million, compared to $5.9 million for the same period in 2005. The increase in R&D expenses from 2005 to 2006 related primarily to advancing the clinical development of our oncology product candidates, particularly the initiation of our ASCENT-2 Phase 3 trial for DN-101 in the first quarter of 2006 and development activities and related expenses for oral vinorelbine, which we in-licensed in July 2005.

Total general and administrative (G&A) expenses for the second quarter of 2006 and six-months ended June 30, 2006 were $2.6 million and $4.4 million, respectively, compared to $1.7 million and $3.0 million, respectively, for the comparable 2005 periods. The increase in G&A expenses from 2005 to 2006 was due primarily to higher spending on legal and other outside consulting services and stock-based employee compensation expense.

The net loss for the second quarter of 2006 was $7.4 million, or $0.60 per share. This compares to a net loss for the same period in 2005 of $4.6 million, or $3.41 per share. The net loss for the six months ended June 30, 2006, was $14.9 million, or $2.11 per share, as compared to a net loss for the same period in 2005 of $8.5 million, or $6.64 per share. The net loss per share amounts were calculated using the weighted average number of shares of common stock outstanding for each period and, for periods subsequent to the company’s initial public offering in May 2006, including the common stock sold to investors and common stock issued upon the conversion of previously outstanding preferred stock.

Financial Guidance

We currently anticipate that our R&D and G&A expenses will increase in the future as we advance our product candidates into and through additional and later stages of clinical trials, and as a result of the costs associated with being a public company. We currently anticipate that our capital resources as of June 30, 2006 will be sufficient to enable us to maintain our currently planned operations through the end of 2007.

Company Highlights in the Second Quarter 2006

•	Initial Public Offering

May:	Initial public offering (“IPO”) of 6,250,000 shares of common stock at a price of $6.50 per share.

June:	Underwriters of the IPO exercised their over-allotment option to purchase an additional 657,500 shares of common stock. The exercise of the over-allotment option increased the number of shares sold in the IPO to 6,907,500 shares, resulting in gross proceeds to the company of approximately $44.9 million.

•	Clinical Trials

June:	Preliminary results of a DN-101 Phase 1/2 clinical trial in non-small cell lung cancer.

•	Organizational

June:	Announced the appointment of John P. Walker to the company’s board of directors, effective April 2006.

•	Scientific Presentations

June:	Two of Novacea’s oncology product candidates, DN-101 and AQ4N, were featured in oral and poster presentations at the ASCO Annual Meeting.

Oral Presentations:

“Reduced thromboembolic events with DN-101 treatment of androgen-independent prostate cancer: Hypothesis for a new class of anticoagulants” (Abstract #4505)

“Intermittent chemotherapy in metastatic androgen-independent prostate cancer (AIPC): Initial results from ASCENT” (Abstract #4518)

Poster Presentations:

“Skeletal related events (SREs) in metastatic androgen-independent prostate cancer (AIPC) treated with docetaxel-based chemotherapy: Results from ASCENT” (Abstract #4614)

“Banoxantrone (AQ4N), tissue CYP 450 targeted prodrug: The results of a phase I study using an accelerated dose escalation. ”(Abstract #2011)

•	Investor Conferences

June:	Presentation at the Pacific Growth Equities 2006 Life Sciences Growth Conference in San Francisco.

About Novacea

Novacea, Inc. is a biopharmaceutical company focused on in-licensing, developing and commercializing novel cancer therapies. Novacea has three product candidates in clinical trials, including DN-101, which currently is in a Phase 3 clinical trial for androgen-independent prostate cancer, or AIPC. Novacea’s second product candidate, oral vinorelbine, is expected to enter a registration trial for metastatic breast cancer in the second half of 2006. Novacea’s third product candidate, AQ4N, is expected to advance into a Phase 1/2 clinical trial in the second half of 2006 for glioblastoma multiforme in combination with radiation and chemotherapy.

Note: Except for the historical information contained herein, the matters set forth in this press release, including statements as to financial guidance, development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: early stage of development; the focus, conduct, enrollment and timing of our clinical trials; regulatory review and approval of product candidates; commercialization of products; developments relating to our licensing and collaboration agreements; market acceptance of products; funding requirements; intellectual property protection for our product candidates; competing products and other risks detailed from time to time under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual performance or results may vary materially from any future performance or results expressed or implied by these forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

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Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Grant revenue	$—	$—	$—	$371
Operating expenses:
Research and development*	3,128	5,508	5,949	12,096
General and administrative*	1,684	2,626	3,032	4,377

Total operating expenses	4,812	8,134	8,981	16,473

Loss from operations	(4,812)	(8,134)	(8,981)	(16,102)
Interest and other income, net	260	735	509	1,230

Net loss	$(4,552)	$(7,399)	$(8,472)	$(14,872)

Net loss per common share, basic and diluted	$(3.41)	$(0.60)	$(6.64)	$(2.11)

Shares used in computing basic and diluted net loss per common share	1,333	12,425	1,276	7,051
____________
* Includes stock-based employee compensation as follows:
Research and development	$2	$98	$2	$195
General and administrative	—	270	—	348

	$2	$368	$2	$543

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2005	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$36,039	$37,405
Marketable securities	14,483	39,454
Other current assets	1,207	1,974

Total current assets	51,729	78,833
Other assets	535	449

Total assets	$52,264	$79,282

Liabilities, convertible preferred stock and stockholders’ equity (net capital deficiency)
Current liabilities	4,682	6,136
Convertible preferred stock	108,024	—
Stockholders’ equity (net capital deficiency)	(60,442)	73,146

Total liabilities, convertible preferred stock and stockholders’ equity (net capital deficiency)	$52,264	$79,282